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Sunterra Corporation
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                                                                    NEWS RELEASE


                                                      Contact: Lawrence E. Young
                                                                  (407) 532-1793


           SUNTERRA ANNOUNCES UNAUDITED RESULTS FOR 2001 AND 2000 AND
              ADJUSTMENTS TO PREVIOUSLY REPORTED DECEMBER 31, 1999
                            RETAINED EARNINGS BALANCE

         ORLANDO, FLORIDA, May 10, 2002. Sunterra Corporation announced that its revenues for the years ended December 31, 2001 and 2000 were $272 million and $288 million, respectively, and that its loss from operations (after reorganization expenses) and net loss were $(52 million) and $(72 million), respectively, for 2001 and $(304 million) and $(376 million), respectively, for 2000. Reorganization expenses were $50 million for 2001 and $78 million for 2000. The net loss for 2000 also reflects, among other writedowns, reductions for asset impairments and abandonment of $68 million. The company's results for the two years, which are unaudited, are included in a revised proposed Plan of Reorganization and Disclosure Statement which is being filed with the United States Bankruptcy Court for the District of Maryland (Baltimore Division) and in a filing on Form 8-K being made with the Securities and Exchange Commission. Sunterra and certain of its subsidiaries continue to operate their businesses as debtors-in-possession under Chapter 11 of the Bankruptcy Code.

         Sunterra also announced that, in connection with the preparation of its financial statements for the year ended December 31, 2000, Sunterra had identified certain items contained in its prior period audited consolidated financial statements which require a reduction to the previously reported 1999 retained earnings balance. The principal items so identified relate to corrections of errors and corrections of the application of generally accepted accounting principles to certain transactions. Sunterra will complete the review process prior to the issuance of its audited financial statements for its 2000 fiscal year. Sunterra reported that the adjustments to all of the items so identified to date will total approximately $113 million. The impact of the $113 million adjustment is presented in Sunterra's unaudited 2000 financial statements described above as a reduction in the previously reported December 31, 1999 retained earnings balance.

         Sunterra has also made certain changes to its accounting policies that have a cumulative effect on the financial statements for the period ended December 31, 2000 that total approximately $19 million and has recognized certain asset impairment charges and other adjustments to the fiscal year 2000 financial statements, as previously included in monthly operating reports filed with the Bankruptcy Court, that total approximately $189 million. The total adjustments, inclusive of the prior period adjustments to the 1999 retained earnings balance, resulted in a decrease of approximately $321 million in retained earnings from that previously reported as of December 31, 2000.

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         Arthur Andersen LLP audited Sunterra's financial statements for the
1993 through 1999 fiscal years. In March 2001, Sunterra terminated Arthur Andersen as Sunterra's auditor and retained Deloitte & Touche LLP as its auditor. On April 25, 2002, Arthur Andersen delivered a letter to the Audit Committee of Sunterra's Board of Directors indicating that Arthur Andersen saw no need for a reduction of Sunterra's 1999 retained earnings balance as referred to above and that Arthur Andersen believed that any such reduction would be inappropriate and contrary to generally accepted accounting principles. Sunterra expects that the Audit Committee will meet with Arthur Andersen regarding the matters set forth in Arthur Andersen's letter.

         As previously announced, as a result of these matters Sunterra's audited financial statements for 1999 and prior periods, as well as its unaudited financial statements for periods in 2001 and 2000 that were included in monthly operating reports previously filed with the Bankruptcy Court, should not be used or relied upon. Sunterra will not reissue any of its financial statements for 1999 or prior periods. Sunterra's management believes that the accounting treatment relating to the adjustments described above is correct and anticipates that Sunterra will issue audited financial statements for the 2000 and 2001 fiscal years in the near future.

         Sunterra Corporation is one of the world's largest vacation ownership companies, with owner families and resorts in North America, Europe, the Pacific and the Caribbean.

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS. Certain statements in this release constitute forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those regarding changes to Sunterra's financial statements. Actual results or developments may differ from those provided for in any of the forward-looking statements.

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